Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Third Quarter EPS of $4.52
•Net earnings of $1.4 billion, or $4.52 per diluted share, compared to net earnings of $666.4 million, or $2.12 per diluted share – both up over 100%
◦Net earnings were $1.0 billion, or $3.27 per diluted share, excluding the mark to market gains on the Company's strategic investments
•Deliveries of 15,199 homes – up 10%
•New orders of 16,277 homes – up 5%; new orders dollar value of $7.5 billion – up 19%
•Backlog of 25,819 homes – up 31%; backlog dollar value of $12.0 billion – up 52%
•Revenues of $6.9 billion – up 18%
•Homebuilding net margins of $1.3 billion, compared to $826.6 million
◦Gross margin on home sales of 27.3%, compared to 23.1%
◦S,G&A expenses as a % of revenues from home sales of 7.0%, compared to 8.0%
◦Net margin on home sales of 20.3%, compared to 15.1%
•Financial Services operating earnings of $111.9 million, compared to operating earnings of $135.1 million
•Multifamily operating loss of $9.4 million, compared to operating loss of $5.1 million
•Lennar Other operating earnings of $492.0 million, compared to operating earnings of $8.0 million
•Homebuilding cash and cash equivalents of $2.6 billion
•Controlled homesites as a percentage of total owned and controlled homesites increased to 53%, compared to 35%
•No borrowings under the Company's $2.5 billion revolving credit facility
•Retired $300 million of homebuilding senior notes due December 2021
•Homebuilding debt to total capital of 21.2%, compared to 29.5%
•Repurchased 2.5 million of Lennar Class A common stock for $246.4 million at an average per share price of $98.53
•S&P upgraded the Company to Investment Grade. The Company now has an Investment Grade rating from all three agencies.
(more)

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Miami, September 20, 2021 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its third quarter ended August 31, 2021. Third quarter net earnings attributable to Lennar in 2021 were $1.4 billion, or $4.52 per diluted share, compared to third quarter net earnings attributable to Lennar in 2020 of $666.4 million, or $2.12 per diluted share.
Stuart Miller, Executive Chairman of Lennar, said, “During the third quarter, our company and the homebuilding industry as a whole continued to experience unprecedented supply chain challenges which we believe will continue into the foreseeable future. As a result, our third quarter deliveries of 15,199 homes were about 600 homes below the low end of our guidance. Additionally, we are adjusting our fourth quarter delivery guidance to, more or less, 18,000 homes, reflecting this supply chain constraint.”
Mr. Miller continued, “Despite missing our delivery guidance, new home demand remains strong, even as the market reverts back to traditional seasonality. This is reflected in our 5% year over year sales growth and third quarter homebuilding gross margin of 27.3%, which was the highest quarterly percentage in the Company's history, and a 420 basis point improvement over the prior year. The improvement was driven by price appreciation as revenue per square foot increased 14% while cost per square foot only increased 8%. Our homebuilding S,G&A of 7.0% was the lowest quarterly percentage in the Company's history, even with the delivery shortfall, and reflects continued improvement as we incorporate technology driven innovation across our platform. Accordingly, our net margin was 20.3%, an all-time Company record, and was the primary driver of our third quarter net earnings of $1.0 billion, or $3.27 per diluted share, excluding mark to market gains on our public strategic technology investments.”
“During the quarter, several of our strategic technology investments went public. Despite some of our investments currently trading at the lower end of their price ranges, they contributed about $500 million of mark to market gains during the quarter. This resulted in reported GAAP third quarter net earnings of $1.4 billion, or $4.52 per diluted share, compared to $666.4 million, or $2.12 per diluted share in the prior year.”
“We ended the quarter with $2.6 billion in cash, no borrowings on our $2.5 billion revolver and a homebuilding debt to capital of 21.2%, an all-time Company low. Our land lighter model resulted in incremental cash flow generation during the third quarter which we used towards an early debt reduction of $300 million and the repurchase of about $250 million of our common stock. These transactions combined with our significant earnings contributed to a return on equity of over 20%.”
Rick Beckwitt, Co-Chief Executive Officer and Co-President of Lennar, said, “Our third quarter community count ended flat year over year primarily due to land supply chain challenges as approvals for permits and entitlements have also been delayed. As a result, we believe our year end community count growth will be closer to 7% than our originally targeted 10% growth. However, we are still making excellent progress on our land light strategy as evidenced by our years owned supply of homesites improving to 3.3 years at the end of the third quarter from 3.8 years at last year’s third quarter, and our controlled homesite percentage increasing to 53% from 35% for those same periods.”
Jon Jaffe, Co-Chief Executive Officer and Co-President of Lennar, said, “During the quarter, our homebuilding machine continued to be laser focused on production, managing carefully through the rapidly changing supply chain issues as they arose. Although supply chain issues are expected to continue, our long-standing Builder of Choice position and Everything’s Included® business model should help to lessen the impact of these challenges. With that said, we also increased our quarterly starts pace to 4.9 homes per community in the third quarter from 4.2 homes per community last year, which will facilitate our growth expectations for 2022.”
Mr. Miller concluded, “The housing market has proven to be strong in the current environment as demand continues to outstrip limited supply. Accordingly, both limited supply and production will prevent excess

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production and extend the strong housing market conditions. As we look ahead to our fourth quarter and consider the industry supply chain issues already noted, we expect to deliver about 18,000 homes while we expect homebuilding gross margins to be about 28.0%. With an excellent balance sheet and continued execution of our core operating strategies, we are extremely well positioned to end 2021 on a very strong note.”
RESULTS OF OPERATIONS
THREE MONTHS ENDED AUGUST 31, 2021 COMPARED TO
THREE MONTHS ENDED AUGUST 31, 2020
Homebuilding
Revenues from home sales increased 19% in the third quarter of 2021 to $6.5 billion from $5.5 billion in the third quarter of 2020. Revenues were higher primarily due to a 10% increase in the number of home deliveries and an 8% increase in the average sales price. New home deliveries increased to 15,199 homes in the third quarter of 2021 from 13,842 homes in the third quarter of 2020. The average sales price of homes delivered was $428,000 in the third quarter of 2021, compared to $396,000 in the third quarter of 2020.
Gross margin on home sales were $1.8 billion, or 27.3%, in the third quarter of 2021, compared to $1.3 billion, or 23.1%, in the third quarter of 2020. The gross margin percentage on home sales increased primarily as a result of price appreciation as the increase in revenue per square foot outpaced the increase in cost per square foot.
Selling, general and administrative expenses were $453.7 million in the third quarter of 2021, compared to $435.9 million in the third quarter of 2020. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 7.0% in the third quarter of 2021, from 8.0% in the third quarter of 2020. This was the lowest percentage for a quarter in the Company's history primarily due to a decrease in broker commissions and benefits of the Company's technology efforts.
Financial Services
Operating earnings for the Financial Services segment were $111.9 million in the third quarter of 2021, compared to $135.1 million in the third quarter of 2020. The decrease in operating earnings was primarily due to lower mortgage net margins driven by an increase in competition. This was partially offset by an increase in title operating earnings due to higher volume and an increase in profit per transaction derived from technology initiatives.
Other Ancillary Businesses
Operating loss for the Multifamily segment was $9.4 million in the third quarter of 2021, compared to $5.1 million in the third quarter of 2020. Operating earnings for the Lennar Other segment was $492.0 million in the third quarter of 2021, compared to $8.0 million in the third quarter of 2020. In the third quarter of 2021, the Company recorded mark to market gains on its investments in newly public companies (Hippo, SmartRent and Blend) of $433 million and on its current investments (Opendoor and Sunnova) of $61 million.

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RESULTS OF OPERATIONS
NINE MONTHS ENDED AUGUST 31, 2021 COMPARED TO
NINE MONTHS ENDED AUGUST 31, 2020
Homebuilding
Revenues from home sales increased 20% in the nine months ended August 31, 2021 to $17.4 billion from $14.5 billion in the nine months ended August 31, 2020. Revenues were higher primarily due to a 14% increase in the number of home deliveries and a 5% increase in the average sales price. New home deliveries increased to 42,006 homes in the nine months ended August 31, 2021 from 36,835 homes in the nine months ended August 31, 2020. The average sales price of homes delivered was $414,000 in the nine months ended August 31, 2021, compared to $395,000 in the nine months ended August 31, 2020.
Gross margin on home sales were $4.6 billion, or 26.2%, in the nine months ended August 31, 2021, compared to $3.2 billion or 21.8%, in the nine months ended August 31, 2020. The gross margin percentage on home sales increased primarily as a result of price appreciation as the increase in revenue per square foot outpaced the increase in cost per square foot. Gross margin on land sales in the nine months ended August 31, 2021 was $17.9 million, compared to a loss of $21.9 million in the nine months ended August 31, 2020. The loss in the nine months ended August 31, 2020 was primarily due to a write-off of costs in the second quarter of 2020 as a result of Lennar not moving forward with a naval base development in Concord, California, northeast of San Francisco.
Selling, general and administrative expenses were $1.3 billion in the nine months ended August 31, 2021, compared to $1.2 billion in the nine months ended August 31, 2020. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 7.6% in the nine months ended August 31, 2021, from 8.4% in the nine months ended August 31, 2020. The improvement was primarily due to a decrease in broker commissions and benefits of the Company's technology efforts.
Financial Services
Operating earnings for the Financial Services segment were $379.3 million in the nine months ended August 31, 2021, compared to $343.8 million in the nine months ended August 31, 2020 (which included $329.7 million operating earnings and an add back of $14.1 million net loss attributable to noncontrolling interests). The nine months ended August 31, 2020 included a $61.4 million gain on the deconsolidation of a previously consolidated entity. Excluding this gain, the improvement in operating earnings was primarily due to an increase in volume and margin in the mortgage and title businesses.

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Other Ancillary Businesses
Operating earnings for the Multifamily segment were $12.1 million in the nine months ended August 31, 2021, compared to an operating loss of $4.0 million in the nine months ended August 31, 2020. Operating earnings for the Lennar Other segment were $909.2 million in the nine months ended August 31, 2021, compared to an operating loss of $9.1 million in the nine months ended August 31, 2020. The operating earnings for the nine months ended August 31, 2021 was primarily due to mark to market gains on strategic investments that went public during the nine months ended August 31, 2021 (Opendoor, Sunnova, Hippo, SmartRent and Blend) and the sale of our solar business to Sunnova.
Tax Rate
For the nine months ended August 31, 2021 and 2020, the Company had a tax provision of $975.4 million and $382.5 million, respectively, which resulted in an overall effective income tax rate of 23.1% and 19.5%, respectively. In the nine months ended August 31, 2021, the overall effective income tax rate was higher primarily due to the extension of the new energy efficient home tax credit during the first quarter of 2020.
Debt Transaction
During the third quarter of 2021, the Company retired $300 million aggregate principal amount of its 6.25% senior notes due December 2021.
Share Repurchases
During the third quarter of 2021, the Company repurchased a total of 2.5 million shares of its Class A common stock for $246.4 million at an average per share price of $98.53. For the nine months ended August 31, 2021, the Company repurchased a total of 4.0 million shares of its Class A common stock for $388.0 million at an average per share price of $96.73.
Liquidity
At August 31, 2021, the Company had $2.6 billion of Homebuilding cash and cash equivalents and no borrowings under its $2.5 billion revolving credit facility, thereby providing $5.1 billion of available capacity.
2021 Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the fourth quarter of 2021:

New Orders	15,200 - 15,400
Deliveries	About 18,000
Average Sales Price	About $445,000
Gross Margin % on Home Sales	About 28.0%
S,G&A as a % of Home Sales	About 6.7%
Financial Services Operating Earnings	$95 million - $105 million

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include the potential negative impact to our business of the ongoing coronavirus (COVID-19) pandemic; slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities; supply shortages and increased costs related to construction materials and labor; cost increases related to real estate taxes and insurance; reduced availability of mortgage financing, increased interest rates or increased competition in the mortgage industry; reductions in the market value of the Company's investments in public companies; decreased demand for our homes or Multifamily rental apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies, including our land lighter strategy and our planned spin-off of certain businesses; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2020. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, September 21, 2021. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3035 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2021	2020	2021	2020
Revenues:
Homebuilding	$6,558,509	5,505,120	17,529,606	14,626,720
Financial Services	206,973	237,068	669,789	631,992
Multifamily	167,921	115,170	476,837	370,904
Lennar Other	8,000	12,896	20,884	33,348
Total revenues	$6,941,403	5,870,254	18,697,116	15,662,964

Homebuilding operating earnings	$1,329,833	813,744	3,275,488	1,905,503
Financial Services operating earnings	112,083	135,079	379,610	329,722
Multifamily operating earnings (loss)	(9,393)	(5,148)	12,130	(4,001)
Lennar Other operating earnings (loss)	491,972	7,999	909,221	(9,123)
Corporate general and administrative expenses	(94,942)	(85,998)	(296,190)	(246,815)
Charitable foundation contribution	(15,199)	(6,663)	(42,006)	(16,144)
Earnings before income taxes	1,814,354	859,013	4,238,253	1,959,142
Provision for income taxes	(405,136)	(189,690)	(975,354)	(382,498)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	1,409,218	669,323	3,262,899	1,576,644
Less: Net earnings (loss) attributable to noncontrolling interests	2,330	2,905	23,279	(5,632)
Net earnings attributable to Lennar	$1,406,888	666,418	3,239,620	1,582,276

Average shares outstanding:
Basic	307,296	308,889	308,403	309,492
Diluted	307,296	308,890	308,403	309,493

Earnings per share:
Basic	$4.52	2.13	10.37	5.05
Diluted	$4.52	2.12	10.36	5.03

Supplemental information:
Interest incurred (1)	$68,059	88,149	210,575	272,347

EBIT (2):
Net earnings attributable to Lennar	$1,406,888	666,418	3,239,620	1,582,276
Provision for income taxes	405,136	189,690	975,354	382,498
Interest expense included in:
Costs of homes sold	85,180	93,124	248,888	247,644
Costs of land sold	1,093	1,035	2,285	1,567
Homebuilding other expense, net	4,928	5,478	15,128	17,155
Total interest expense	91,201	99,637	266,301	266,367
EBIT	$1,903,225	955,745	4,481,275	2,231,141
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2021	2020	2021	2020
Homebuilding revenues:
Sales of homes	$6,505,708	5,467,364	17,377,353	14,533,212
Sales of land	45,055	34,323	131,483	81,023
Other homebuilding	7,746	3,433	20,770	12,485
Total homebuilding revenues	6,558,509	5,505,120	17,529,606	14,626,720

Homebuilding costs and expenses:
Costs of homes sold	4,732,403	4,204,814	12,820,638	11,359,364
Costs of land sold	39,378	32,395	113,545	102,899
Selling, general and administrative	453,716	435,949	1,319,116	1,222,032
Total homebuilding costs and expenses	5,225,497	4,673,158	14,253,299	12,684,295
Homebuilding net margins	1,333,012	831,962	3,276,307	1,942,425
Homebuilding equity in earnings (loss) from unconsolidated entities	2,391	(6,431)	(3,862)	(20,077)
Homebuilding other income (expense), net	(5,570)	(11,787)	3,043	(16,845)
Homebuilding operating earnings	$1,329,833	813,744	3,275,488	1,905,503

Financial Services revenues	$206,973	237,068	669,789	631,992
Financial Services costs and expenses	94,890	101,989	290,179	363,688
Financial Services gain on deconsolidation	—	—	—	61,418
Financial Services operating earnings	$112,083	135,079	379,610	329,722

Multifamily revenues	$167,921	115,170	476,837	370,904
Multifamily costs and expenses	174,410	118,786	474,389	379,607
Multifamily equity in earnings (loss) from unconsolidated entities and other gain	(2,904)	(1,532)	9,682	4,702
Multifamily operating earnings (loss)	$(9,393)	(5,148)	12,130	(4,001)

Lennar Other revenues	$8,000	12,896	20,884	33,348
Lennar Other costs and expenses	9,010	2,062	18,994	3,564
Lennar Other equity in earnings (loss) from unconsolidated entities and other income (expense), net	(2,220)	(2,835)	59,954	(38,907)
Lennar Other realized and unrealized gain (loss) (1)	495,202	—	847,377	—
Lennar Other operating earnings (loss)	$491,972	7,999	909,221	(9,123)
(1)The following is a detail of Lennar Other realized and unrealized gain (loss):

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2021	2020	2021	2020
Hippo (HIPO) mark to market	$324,855	—	324,855	—
SmartRent (SMRT) mark to market	100,793	—	100,793	—
Opendoor (OPEN) mark to market	37,301	—	272,756	—
Sunnova (NOVA) mark to market	23,870	—	(14,465)	—
Blend Labs (BLND) mark to market	6,852	—	6,852	—
Gain on sale of solar business	1,531	—	153,006	—
Other realized gain	—	—	3,580	—
	$495,202	—	847,377	—

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey, Pennsylvania and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	For the Three Months Ended August 31,
	2021	2020	2021	2020	2021	2020
Deliveries:	Homes		Dollar Value		Average Sales Price
East	4,568	4,309	$1,660,357	1,488,022	$363,000	345,000
Central	3,211	2,767	1,262,540	1,062,799	393,000	384,000
Texas	2,747	2,598	818,869	719,467	298,000	277,000
West	4,669	4,165	2,764,856	2,205,235	592,000	529,000
Other	4	3	4,141	2,590	1,035,000	863,000
Total	15,199	13,842	$6,510,763	5,478,113	$428,000	396,000
Of the total homes delivered listed above, 15 homes with a dollar value of $5.1 million and an average sales price of $337,000 represent home deliveries from unconsolidated entities for the three months ended August 31, 2021, compared to 33 home deliveries with a dollar value of $10.7 million and an average sales price of $326,000 for the three months ended August 31, 2020.

	At August 31,		For the Three Months Ended August 31,
	2021	2020	2021	2020	2021	2020	2021	2020
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	329	340	5,308	4,655	$2,100,466	1,631,349	$396,000	350,000
Central	281	297	3,189	3,375	1,352,814	1,298,792	424,000	385,000
Texas	233	217	3,203	2,746	988,644	743,553	309,000	271,000
West	350	341	4,571	4,786	3,006,501	2,580,328	658,000	539,000
Other	3	3	6	2	5,974	1,452	996,000	726,000
Total	1,196	1,198	16,277	15,564	$7,454,399	6,255,474	$458,000	402,000
Of the total homes listed above, 35 homes with a dollar value of $13.1 million and an average sales price of $375,000 represent homes in four active communities from unconsolidated entities for the three months ended August 31, 2021, compared to 34 homes with a dollar value of $9.7 million and an average sales price of $286,000 in four active communities for the three months ended August 31, 2020.

	For the Nine Months Ended August 31,
	2021	2020	2021	2020	2021	2020
Deliveries:	Homes		Dollar Value		Average Sales Price
East	12,968	11,511	$4,572,592	3,924,289	$353,000	341,000
Central	8,391	7,389	3,282,168	2,833,745	391,000	384,000
Texas	7,843	6,637	2,245,671	1,877,374	286,000	283,000
West	12,793	11,273	7,284,927	5,894,183	569,000	523,000
Other	11	25	10,645	23,642	968,000	946,000
Total	42,006	36,835	$17,396,003	14,553,233	$414,000	395,000
Of the total homes delivered listed above, 58 homes with a dollar value of $18.7 million and an average sales price of $322,000 represent home deliveries from unconsolidated entities for the nine months ended August 31, 2021, compared to 60 home deliveries with a dollar value of $20.0 million and an average sales price of $334,000 for the nine months ended August 31, 2020.

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	For the Nine Months Ended August 31,
	2021	2020	2021	2020	2021	2020
New Orders:	Homes		Dollar Value		Average Sales Price
East	15,473	12,512	$5,788,506	4,266,221	$374,000	341,000
Central	9,931	8,741	4,086,170	3,341,959	411,000	382,000
Texas	9,228	7,327	2,800,826	1,986,770	304,000	271,000
West	14,358	12,359	8,871,465	6,508,509	618,000	527,000
Other	14	16	14,095	15,189	1,007,000	949,000
Total	49,004	40,955	$21,561,062	16,118,648	$440,000	394,000
Of the total homes listed above, 102 homes with a dollar value of $36.7 million and an average sales price of $359,000 represent homes from unconsolidated entities for the nine months ended August 31, 2021, compared to 85 homes with a dollar value of $26.8 million and an average sales price of $316,000 for the nine months ended August 31, 2020.

	At August 31,
	2021	2020	2021	2020	2021	2020
Backlog:	Homes		Dollar Value		Average Sales Price
East	8,518	6,691	$3,526,849	2,368,300	$414,000	354,000
Central	5,911	4,502	2,566,174	1,752,180	434,000	389,000
Texas	4,208	2,860	1,379,740	822,734	328,000	288,000
West	7,177	5,644	4,499,969	2,922,743	627,000	518,000
Other	5	—	5,298	—	1,060,000	—
Total	25,819	19,697	$11,978,030	7,865,957	$464,000	399,000
Of the total homes in backlog listed above, 82 homes with a backlog dollar value of $29.5 million and an average sales price of $359,000 represent the backlog from unconsolidated entities at August 31, 2021, compared to 56 homes with a backlog dollar value of $17.0 million and an average sales price of $303,000 at August 31, 2020.

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LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	August 31,	November 30,
	2021	2020
ASSETS
Homebuilding:
Cash and cash equivalents	$2,623,320	2,703,986
Restricted cash	21,519	15,211
Receivables, net	369,492	298,671
Inventories:
Finished homes and construction in progress	10,891,592	8,593,399
Land and land under development	7,210,032	7,495,262
Consolidated inventory not owned	1,004,319	836,567
Total inventories	19,105,943	16,925,228
Investments in unconsolidated entities	983,429	953,177
Goodwill	3,442,359	3,442,359
Other assets	1,034,691	1,190,793
	27,580,753	25,529,425
Financial Services	2,282,873	2,708,118
Multifamily	1,226,692	1,175,908
Lennar Other	1,653,872	521,726
Total assets	$32,744,190	29,935,177

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,230,577	1,037,338
Liabilities related to consolidated inventory not owned	841,539	706,691
Senior notes and other debts payable, net	5,542,513	5,955,758
Other liabilities	2,716,872	2,225,864
	10,331,501	9,925,651
Financial Services	1,272,218	1,644,248
Multifamily	259,145	252,911
Lennar Other	101,787	12,966
Total liabilities	11,964,651	11,835,776
Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	30,050	29,894
Class B common stock of $0.10 par value	3,944	3,944
Additional paid-in capital	8,778,609	8,676,056
Retained earnings	13,570,626	10,564,994
Treasury stock	(1,731,741)	(1,279,227)
Accumulated other comprehensive loss	(1,300)	(805)
Total stockholders’ equity	20,650,188	17,994,856
Noncontrolling interests	129,351	104,545
Total equity	20,779,539	18,099,401
Total liabilities and equity	$32,744,190	29,935,177

12-12-12

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	August 31,	November 30,	August 31,
	2021	2020	2020
Homebuilding debt	$5,542,513	5,955,758	7,180,274
Stockholders' equity	20,650,188	17,994,856	17,172,103
Total capital	$26,192,701	23,950,614	24,352,377
Homebuilding debt to total capital	21.2%	24.9%	29.5%

Homebuilding debt	$5,542,513	5,955,758	7,180,274
Less: Homebuilding cash and cash equivalents	2,623,320	2,703,986	1,966,796
Net homebuilding debt	$2,919,193	3,251,772	5,213,478
Net homebuilding debt to total capital (1)	12.4%	15.3%	23.3%

(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.